                              TAX SHARING AGREEMENT
                              ---------------------


     THIS TAX SHARING AGREEMENT (this "Agreement") dated effective as of April 1, 2000, by and among Deluxe Corporation ("Deluxe"), a Minnesota corporation, each Deluxe Affiliate (as defined below), eFunds Corporation ("eFunds"), a Delaware corporation and currently a direct, wholly owned subsidiary of Deluxe, and each eFunds Affiliate (as defined below) is entered into in connection with the Distribution (as defined below).


                                    RECITALS
                                    --------

     WHEREAS, as of the date hereof, Deluxe and its direct and indirect domestic subsidiar ies are members of an Affiliated Group (as defined below), of which Deluxe is the common parent corporation;

     WHEREAS, as set forth in the Assignment and Assumption Agreement dated as of March 31, 2000 (the "Assignment and Assumption Agreement"), and subject to the terms and conditions thereof, Deluxe has transferred and assigned to eFunds substantially all of the assets and liabilities currently associated with the eFunds Business (as defined below) and the stock or similar interests currently held by Deluxe in subsidiaries and other entities that conduct such business (the "Transfer");

     WHEREAS, as set forth in the Initial Public Offering and Distribution Agreement dated as of March 31, 2000 (the "Distribution Agreement"), and subject to the terms and conditions thereof, Deluxe and eFunds currently contemplate that, following the Transfer, eFunds will make an initial public offering (the "IPO") of eFunds common stock that will reduce Deluxe's ownership of eFunds on a fully diluted basis to not less than eighty and one-tenth percent (80.1%);

     WHEREAS, as set forth in the Distribution Agreement, and subject to the terms and conditions thereof, Deluxe intends, sometime after the IPO, to distribute all of its shares of eFunds common stock to Deluxe shareholders in exchange for shares of Deluxe common stock (the "Distribution");

     WHEREAS, the Transfer and the Distribution are intended to qualify as a tax-free reorganization and distribution under sections 368(a)(1)(D) and 355 of the Code; and

     WHEREAS, in contemplation of the Distribution pursuant to which eFunds and its direct and indirect domestic subsidiaries will cease to be members of the Deluxe Group (as defined below) the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

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                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Deluxe, for itself and on behalf of its subsidiaries as of the Transfer Date and its future subsidiaries (other than eFunds and its subsidiaries), and eFunds, for itself and on behalf of its subsidiaries as of the Transfer Date and its future subsidiaries, hereby agree as follows:

Section 1. Definitions.

     As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

     "Affiliated Group" means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a consolidated return.

     "After Tax Amount" means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including the receipt or payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

     "Assignment and Assumption Agreement" has the meaning set forth in the Recitals.

     "Audit" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Combined Return" means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein eFunds or one or more eFunds Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Deluxe or one or more Deluxe Affiliates.

     "Consolidated Return" means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein eFunds or one or more eFunds Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Deluxe or one or more Deluxe Affiliates.

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     "Deluxe Affiliate" means any corporation or other entity directly or indirectly controlled by Deluxe, but excluding eFunds or any eFunds Affiliate.

     "Deluxe Employee" means an employee of Deluxe or any Deluxe Affiliate immediately after the Distribution, or a retiree or other former employee of Deluxe or any Deluxe Affiliate who is not an eFunds Employee, provided that any eFunds Employee who becomes a Deluxe Employee shall be considered a Deluxe Employee.

     "Deluxe Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Deluxe is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the eFunds Group.

     "Distribution" has the meaning set forth in the Recitals.

     "Distribution Agreement" has the meaning set forth in the recitals to this Agreement.

     "Distribution Date" means the close of business on the date which the Distribution is effected.

     "Distribution Taxes" means any Taxes imposed on Deluxe or any Deluxe Affiliate resulting from, or arising in connection with, the failure of the Distribution to be tax-free to such party under the Code (including, without limitation, any Tax resulting from the failure of the Distribution to qualify under section 355 and section 368(a)(1)(D) of the Code or the application of section 355(d) or section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions. Each Tax referred to in the immediately preceding sentence shall be determined using the highest marginal corporate Income Tax rate for the relevant taxable period (or portion thereof).

     "eFunds Affiliate" means any corporation or other entity directly or indirectly controlled by eFunds.

     "eFunds Business" means (a) the business and operations of the business entities of Deluxe currently known under the following names, and as such business and operations will continue following the Transfer Date: (i) eFunds,
(ii) iDLX Corporation, (iii) eFunds Holdings Ltd., (iv) Connex Europe SRL, (v) eFunds Overseas, Inc., (vi) eFunds Corporation(of Tustin California), (vii) Deluxe Payment Protection Systems, Inc., (viii) Chex Systems, Inc., (ix) Analytic Research Technologies, Inc., (x) eFunds Canada, Inc., (xi) eFunds Electronic Benefits, Inc., (xii) eFunds International Limited, (xiii) iDLX International B.V., (xiv) iDLX Holdings N.V., (xv) eFunds IT Solutions Group, Inc., (xvi) iDLX Technology Partners Private Limited, and (xvii) Access Cash International LLC, and (b) except as otherwise expressly provided herein,

                                       3
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any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the eFunds business as then conducted.

     "eFunds Employee" means an employee of eFunds or any eFunds Affiliate immediately after the Distribution, or a retiree or other former employee of eFunds or any eFunds Affiliate who is not a Deluxe Employee, provided that any Deluxe Employee who becomes an eFunds Employee shall be considered an eFunds Employee.

     "eFunds Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which eFunds will be the common parent corporation immediately after the Distribution, and any corporation or other entity which may become a member of such group from time to time.

     "Estimated Tax Installment Date" means the estimated Tax installment due dates prescribed in section 6655(c) of the Code and any other date on which an installment of Taxes is required to be made.

     "Filing Party" has the meaning set forth in Section 8.01.

     "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code sections 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

     "Income Tax" shall mean any federal, state, local or foreign Tax determined by reference to income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such Tax.

     "Independent Firm" has the meaning set forth in Section 9.03.

     "Initial Ruling" means any private letter ruling issued by the IRS in connection with the Distribution in response to Deluxe's request for such a letter ruling filed on March 31, 2000.

     "Interim Period" means a taxable period beginning on or after the Transfer Date but before the Distribution Date.

     "IPO" has the meaning set forth in the Recitals.

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     "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

     "Joint Responsibility Item" means any Tax Item for which the non-Filing Party's responsibility under this Agreement could exceed one million dollars ($1,000,000), but not a Sole Responsibility Item.

     "Option" means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

     "Owed Party" has the meaning set forth in Section 7.04.

     "Owing Party" has the meaning set forth in Section 7.04.

     "Payment Period" has the meaning set forth in Section 7.04(e).

     "Post-Distribution Period" means a taxable period beginning after the Distribution Date.

     "Pre-Distribution Period" means any Pre-Transfer Period and/or Interim Period.

     "Pre-Transfer Period" means a taxable period beginning before the Transfer Date.

     "Ruling Documents" means (1) the request for a private letter ruling under section 355 and various other sections of the Code, filed with the IRS on March 31, 2000, together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of Deluxe, its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any rulings issued by the IRS to Deluxe (or any Deluxe Affiliate) in connection with the Distribution or (2) any similar filings submitted to, or rulings issued by, any other Tax Authority in connec tion with the Distribution.

     "Separate Tax Liability" means an amount equal to the Tax liability that eFunds and each eFunds Affiliate would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the Deluxe Group, for all Pre- Distribution Periods, and such amount shall be computed by Deluxe using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof), giving effect to any carryforward or carryover of any Tax Asset and in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, (iii) any similar provisions of the laws of other jurisdictions, if applicable, and (iv) past practice, if any.

     "Sole Responsibility Item" means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.

     "Supplemental Ruling" means (1) any ruling issued by the IRS in connection with the IPO or Distribution other than a ruling in response to Deluxe's request for a private letter ruling filed on March 31, 2000, and (2) any similar ruling issued by any other Tax Authority in connection with the IPO or Distribution addressing the application of a provision of the laws of another jurisdiction.

     "Supplemental Ruling Documents" means (1) the request for a Supplemental Ruling and any materials, appendices and exhibits submitted or filed therewith and any Supplemental Rulings issued by the IRS to Deluxe and (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

     "Tax Asset" means any Tax Item that has accrued for Tax purposes, but has not been used during a taxable period, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

     "Tax Benefit" means a reduction in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

     "Tax Detriment" means an increase in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

     "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

     "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administra tive requirements relating to any Tax.

     "Taxes" includes all taxes, charges, fees, duties, levies, imposts, rates or other assess ments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, and any interest, penalties or additions attributable thereto.

     "Taxing Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

     "Tax Services" has the meaning set forth in Section 2.05(a).

     "Transfer" has the meaning set forth in the Recitals.

     "Transfer Date" means March 31, 2000.

Section 2. Preparation and Filing of Tax Returns.

     2.01. Deluxe's Responsibility. Deluxe shall have sole and exclusive responsibility for the preparation and filing of:

          (a) all Tax Returns with respect to Deluxe, any Deluxe Affiliate, eFunds, and/or any eFunds Affiliate for Pre-Transfer Periods and all Consolidated Returns and all Combined Returns for any Interim Periods; and

          (b) all Tax Returns with respect to Deluxe and any Deluxe Affiliate for Post- Distribution Periods.

     2.02. eFunds's Responsibility. Except as otherwise provided in Section 2.01 of this Agreement, eFunds shall have sole and exclusive responsibility for the preparation and filing of (1) all Tax Returns (other than Consolidated Returns and Combined Returns) for eFunds and any eFunds Affiliate for any Interim Periods and (2) all Tax Returns with respect to eFunds and any eFunds Affiliate for Post Distribution Periods.

     2.03. Agent. Subject to the other applicable provisions of this Agreement, eFunds hereby irrevocably designates, and agrees to cause each eFunds Affiliate to so designate, Deluxe as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Deluxe, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

     2.04. Manner of Tax Return Preparation.

          (a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Ruling Documents, and (3) any Supplemental Ruling Documents. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

          (b) Deluxe shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01(a) of this Agreement (without regard to which party is responsible for preparing and filing such Tax Return) to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by Deluxe, any Deluxe Affiliate, eFunds, or any eFunds Affiliate on such Tax Return,
     (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Returns. Deluxe shall provide eFunds with copies of all Tax Returns with respect to eFunds and/or any eFunds Affiliate for Pre-Transfer Periods and all Consolidated Returns and all Combined Returns for any Interim Periods within thirty (30) days after filing any such Tax Returns.

          (c) Within ninety (90) days after filing the 2000 Consolidated Return, Deluxe shall notify eFunds of the Tax attributes associated with eFunds and each eFunds Affiliate, and the Tax bases of the assets and liabilities, transferred to eFunds in connection with the Transfer. At eFunds's request, Deluxe will use its best efforts to provide eFunds with preliminary estimates of such information as soon as is practicable.

     2.05. Tax Services Agreement.

          (a) In General. Deluxe shall perform the duties and obligations ascribed to eFunds in Section 2.02 of this Agreement and provide other Tax related services to eFunds, as set forth on Schedule 2.05(a) attached hereto (the "Tax Services"). In consideration for the Tax Services, eFunds shall pay to Deluxe $37,500 for each month in which the Tax Services are to be performed. Payment with respect to Tax Services performed in a particular month shall be made within thirty (30) days of the end of such month in immediately available funds as instructed by Deluxe. Deluxe will continue to perform the Tax Services until December 31, 2001; provided, however, that, from time to time prior to December 31, 2001, the parties can negotiate in good faith to amend Schedule 2.05(a) and the accompanying fee.

          (b) Right to Review. Upon eFunds's request, Deluxe shall provide eFunds with any Tax Return to be filed by Deluxe on behalf of eFunds pursuant to the Tax Services at least ten (10) days prior to the due date of such Tax Return or as is otherwise consistent with past

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     practice. eFunds shall have the right to comment on any such Tax Return and
     Deluxe shall reasonably consider all comments made by eFunds.

          (c) Information. eFunds shall timely provide, in a manner consistent with past practice, all information necessary for Deluxe to prepare all Tax Returns and compute all estimated Tax payments (for purposes of Section
     7.01 of this Agreement). Deluxe shall provide eFunds with copies of all Tax Returns filed on behalf of eFunds pursuant to the Tax Services and any notices or communications from any Taxing Authority relating to any Tax or Tax Return of eFunds or any eFunds Affiliate covered by the Tax Services. eFunds shall execute and deliver to Deluxe a power of attorney authorizing the appropriate Deluxe employees to sign any Tax Return prepared by Deluxe on behalf of eFunds pursuant to the Tax Services.

Section 3. Liability for Taxes.

     3.01. eFunds's Liability for Section 2.01(a) Taxes. With respect all Tax Returns described in Section 2.01(a) of this Agreement, eFunds shall be liable for the Separate Tax Liability of eFunds and all eFunds Affiliates, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by eFunds with respect to any such Separate Tax Liability.

     3.02. Deluxe's Liability for Section 2.01 Taxes. With respect all Tax Returns described in Section 2.01(a) of this Agreement, Deluxe shall be liable for the difference between the Separate Tax Liability and all Taxes shown as due on such Tax Returns, and shall be entitled to receive and retain all refunds or credits of Taxes attributable to such difference. With respect all Tax Returns described in Section 2.01(b) of this Agreement, Deluxe shall be liable for all Taxes due with respect thereto, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by Deluxe with respect to such Taxes.

     3.03. eFunds's Liability for Section 2.02 Taxes. With respect all Tax Returns described in Section 2.02 of this Agreement, eFunds shall be liable for all Taxes due with respect thereto, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by eFunds with respect to such Taxes.

     3.04. Payment of Tax Liability. If one party is liable for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsi ble for preparing and filing, then the liable party shall pay the Taxes to the other party pursuant to Section 7.04 of this Agreement.

     3.05. Computation. Deluxe shall provide eFunds with a written calculation in reasonable detail setting forth the amount of any Separate Tax Liability or estimated Separate Tax Liability (for purposes of Section 7.01 of this Agreement). eFunds shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 9.03 of this Agreement, provided, however, that, notwithstanding any dispute

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with respect to any such calculation, in no event shall any payment attributable to the amount of any Separate Tax Liability or estimated Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement, subject to subsequent resolution of such dispute pursuant to Section 9.03 of this Agreement.

Section 4. Distribution Taxes and Deconsolidation.

     4.01. Distribution Taxes.

          (a) Deluxe's Liability for Distribution Taxes. Notwithstanding Sections 3.01 through 3.03 of this Agreement, Deluxe and each Deluxe Affiliate shall be liable for one hundred percent (100%) of any Distribution Taxes that result from one or more of the following:

               (i) any act, failure to act or omission of or by Deluxe (or any Deluxe Affiliate) inconsistent with any material, information, covenant or representation in the Ruling Documents, Supplemental Ruling Document, Initial Ruling, or Supplemental Ruling;

               (ii) any act, failure to act or omission of or by Deluxe (or any Deluxe Affiliate) after the date of the Distribution, including, without limitation, a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Deluxe (or any Deluxe Affiliate) following the Distribution;

               (iii) any acquisition of any stock or assets of Deluxe (or any Deluxe Affiliate) by one or more other persons prior to or following the Distribution; or

               (iv) any issuance of stock by Deluxe (or any Deluxe Affiliate), or change in ownership of stock in Deluxe (or any Deluxe Affiliate), that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

          (b) eFunds's Liability for Distribution Taxes. Notwithstanding Sections 3.01 through 3.03 of this Agreement, eFunds and each eFunds Affiliate shall be liable for one hundred percent (100%) of any Distribution Taxes that result from one or more of the following:

               (i) any act, failure to act or omission of or by eFunds (or any eFunds Affiliate) inconsistent with any material, information, covenant or representation in the Ruling Documents, Supplemental Ruling Document, Initial Ruling, or Supplemental Ruling;

               (ii) any act, failure to act or omission of or by eFunds (or any eFunds Affiliate) after the date of the Distribution, including without limitation, a cessation, transfer to affiliates or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by eFunds (or any eFunds Affiliate) following the Distribution;

               (iii) any acquisition of any stock or assets of eFunds (or any eFunds Affiliate) by one or more other persons following the Distribution; or

               (iv) any issuance of stock by eFunds (or any eFunds Affiliate), or change in ownership of stock in eFunds (or any eFunds Affiliate), that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

          (c) Joint Liability for Remaining Distribution Taxes. The liability for any Distribution Taxes not allocated by Sections 4.01(a) or (b) of this Agreement shall be borne eighty percent (80%) by Deluxe and twenty percent (20%) by eFunds.

     4.02. Private Letter Rulings.

          (a) Information. Deluxe has provided eFunds with copies of the Ruling Docu ments submitted on or prior to the date hereof and shall provide eFunds with copies of any additional Ruling Documents prepared after the date hereof prior to the submission of such Ruling Documents to a Taxing Authority.

          (b) Supplemental Rulings.

               (i) In General. Deluxe agrees that at the reasonable request of eFunds, Deluxe shall cooperate with eFunds and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling or other guidance from the IRS or any other Taxing Authority for the purpose of confirming (1) the continuing validity of any ruling issued by any Taxing Authority addressing the application of the law to the Distribution or (2) compli ance on the part of eFunds (or any eFunds Affiliate) with its obligations under Section 4.01(b) of this Agreement. However, Deluxe shall not be obligated to seek a Supplemental Ruling if it reasonably believes that seeking such Supplemental Ruling would adversely affect Deluxe (or any Deluxe Affiliate). Further, in no event shall Deluxe be required to file any Supplemental Ruling Documents unless eFunds represents that (1) it has read the Supplemental Ruling Documents and (2) all information and representations, if any, relating to eFunds (or any eFunds Affiliate) contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. eFunds shall reimburse Deluxe for all costs and expenses incurred by Deluxe in obtaining a Supplemental Ruling requested by eFunds. Neither eFunds nor any eFunds Affiliate shall seek any guidance (whether written or oral) from the IRS or any other Taxing Authority concerning the Distribution except as set forth in this Section 4.02(b). The preceding sentence shall not in any way limit the ability of any outside counsel to eFunds to request informal guidance from the IRS regarding such issues on an anonymous basis.

               (ii) Participation Rights. If Deluxe requests a Supplemental Ruling or other guidance after the date of this Agreement: (1) Deluxe shall keep eFunds informed in a timely manner of all material actions taken or proposed to be taken by Deluxe in connection therewith; (2) Deluxe shall (A) reasonably in advance of the submission of any such Supplemen tal Ruling Documents provide eFunds with a draft copy thereof, (B) reasonably consider eFunds's comments on such draft copy, and (C) provide eFunds with a final copy and, (D) provide eFunds with notice reasonably in advance of, and eFunds shall have the right to attend, any meetings with the Taxing Authority (subject to the approval of the Taxing Authority) that relate to such Supplemental Ruling. eFunds agrees that eFunds shall cooperate fully with Deluxe with respect to any request by Deluxe for a Supplemental Ruling.

     4.03. Carrybacks.

          (a) In General. Deluxe agrees to pay to eFunds the United States federal income Tax Benefit from the use in any Pre-Distribution Period (the "Carryback Period") of a carryback of any Tax Asset of the eFunds Group from a Post-Distribution Period (other than a carryback of any Tax Asset attributable to Distribution Taxes). If subsequent to the payment by Deluxe to eFunds of the United States federal income Tax Benefit of a carryback of a Tax Asset of the eFunds Group, there shall be a Final Determination which results in a (1) change to the amount of the Tax Asset so carried back or
     (2) change to the amount of such United States federal income Tax Benefit, eFunds shall repay to Deluxe, or Deluxe shall repay to eFunds, as the case may be, any amount which would not have been payable to such other party pursuant to this Section 4.03(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.03(a) shall require Deluxe to file an amended Tax Return or claim for refund or credit of Taxes; provided, however, that Deluxe shall use its reasonable best efforts to use any carryback of a Tax Asset of the eFunds Group that is otherwise carried back under this Section 4.03(a).

          (b) Net Operating Losses. Notwithstanding any other provision of this Agree ment, eFunds hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carryback net operating losses for any tax year with respect to which such net operating loss could otherwise be carried back into a Consolidated Return or a Combined Return (in which event no payment shall be due from Deluxe to eFunds in respect of such net operating losses).

     4.04. Allocation of Tax Items. All Tax computations for (1) any Pre-Distribution Periods ending on the Distribution Date and (2) the immediately following taxable period of eFunds or any eFunds Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as determined by Deluxe, taking into account all reasonable suggestions made by eFunds with respect thereto.

     4.05. Continuing Covenants. Deluxe (for itself and each Deluxe Affiliate) and eFunds (for itself and each eFunds Affiliate) agree (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided that such action does not result in any additional direct or indirect cost not fully compensated for by the requesting party. The parties hereby acknowledge that the preceding sentence is a statement of general principle and is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

     4.06. Allocation of Tax Assets.

          (a) In General. In connection with the Distribution, Deluxe and eFunds shall cooperate in determining the allocation of any Tax Assets among Deluxe, each Deluxe Affiliate, eFunds, and each eFunds Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that incurred the cost or burden associated with the creation of such Tax Asset (other than with respect to any Tax Asset created by reason of a contribution to the capital of eFunds by Deluxe on or before the Distribution Date, in which case eFunds shall be permitted to retain such Tax Asset).

          (b) Earnings and Profits. Deluxe will advise eFunds in writing of the decrease in Deluxe earnings and profits attributable to the Distribution under section 312(h) of the Code (i) not later than September 15, 2001, with respect to transactions completed on or before December 31, 2000 and
     (ii) not later than September 15, 2002 with respect to transactions completed on or before December 31, 2001; provided, however, that Deluxe shall provide eFunds with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by eFunds.

Section 5. Stock Options.

     5.01. Deduction, Notices, Withholding, Reporting.

          (a) To the extent permitted by law, Deluxe (or the appropriate member of the Deluxe Group) shall claim all Tax deductions arising by reason of exercises of Options to acquire eFunds stock held by Deluxe Employees. To the extent permitted by law, eFunds (or the appropriate member of the eFunds Group) shall claim all Tax deductions arising by reason of exercises of Options to acquire Deluxe stock held by eFunds Employees.

          (b) Deluxe shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options to acquire eFunds stock held by Deluxe Employees. eFunds shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options to acquire Deluxe stock held by eFunds Employees.

          (c) Deluxe and eFunds shall timely provide to the other party all information necessary for such party to satisfy its obligations described in Section 5.01(b) of this Agreement.

Section 6. Indemnification

     6.01. Generally. The Deluxe Group shall jointly and severally indemnify eFunds, each eFunds Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Deluxe or any Deluxe Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, but excluding any consequential, special, punitive or exemplary damages, that is attributable to, or results from the failure of Deluxe, any Deluxe Affiliate or any of their respective directors, officers or employees to make any payment required to be made under this Agreement. The eFunds Group shall jointly and severally indemnify Deluxe, each Deluxe Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which eFunds or any eFunds Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, but excluding any consequential, special, punitive or exemplary damages, that is attributable to, or results from, the failure of eFunds, any eFunds Affiliate or any of their respective directors, officers or employees to make any payment required to be made under this Agreement.

     6.02. Inaccurate or Incomplete Information. The Deluxe Group shall jointly and severally indemnify eFunds, each eFunds Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind, excluding any consequential, special, punitive or exemplary damages, that is attribut able to the negligence of Deluxe or any Deluxe Affiliate in supplying eFunds or any eFunds Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. The eFunds Group shall jointly and severally indemnify Deluxe, each Deluxe Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind, excluding any consequential, special, punitive or exemplary damages, that is attributable to the negligence of eFunds or any eFunds Affiliate in supplying Deluxe or any Deluxe Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

     6.03. No Guarantee for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Deluxe, any Deluxe Affiliate, eFunds or any eFunds Affiliate.

Section 7. Payments.

     7.01. Estimated Tax Payments. As requested by Deluxe, eFunds shall promptly, but not later than the date immediately preceding each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, pay to Deluxe on behalf of the eFunds Group an amount equal to the amount of any estimated Separate Tax Liability that eFunds would have otherwise been required to pay to a Taxing Authority on such Estimated Tax Installment Date.

     7.02. True-Up Payments. Not later than the date of filing of a Tax Return, eFunds shall pay to Deluxe, or Deluxe shall pay to eFunds or apply as a credit against future Tax liability, as appropriate, an amount equal to the difference, if any, between the eFunds Separate Tax Liability and the aggregate amount paid by eFunds with respect to such period under Section 7.01 of this Agreement.

     7.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Tax Return described in Section 2.01(a) of this Agreement (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which may affect eFunds's Separate Tax Liability, Deluxe shall prepare a revised pro forma Tax Return for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. eFunds shall pay to Deluxe, or Deluxe shall pay to eFunds, as appropriate, an amount equal to the difference, if any, between the Separate Tax Liability based on such revised pro forma Tax Return and the Separate Tax Liability for such period as origi nally computed pursuant to this Agreement.

     7.04. Payments Under This Agreement. In the event that one party (the "Owing Party") is required to make a payment to another party (the "Owed Party") pursuant to this Agreement, then such payments shall be made according to this
Section 7.04.

          (a) In General. All payments shall be made to the Owed Party or to the appropri ate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

          (b) Treatment of Payments. Unless otherwise required by any Final Determina tion, the parties agree that any payments made by one party to another party (other than pay ments of interest pursuant to Section 7.04(e) of this Agreement and payments of After Tax Amounts pursuant to Section 7.04(d) of this Agreement) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distribu tions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

          (c) Prompt Performance. All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly or, with respect to the Tax Services, on a timely basis.

          (d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.04(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.04(e) of this Agreement on the amount of such After Tax Amount from the date such After Tax Amount is due under this Agreement through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

          (e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the "Payment Period") and were not otherwise setoff against amounts owed by one party to the other party as provided in Section 9.16 of this Agreement shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period, plus two and one-half percent (2 1/2%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 8. Tax Proceedings.

     8.01. In General. Except as otherwise provided in this Agreement, the party responsible for preparing and filing a Tax Return pursuant to Section 2 of this Agreement (the "Filing Party") shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Deluxe, any Deluxe Affiliate, eFunds, and any eFunds Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party.

     8.02. Participation of non-Filing Party. Except as otherwise provided in this Agreement, the non-Filing Party shall have the right to assume control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment: (i) with respect to any Sole Responsibil ity Item for which the non-Filing Party's responsibility under this Agreement could exceed one hundred thousand dollars ($100,000), upon delivery to the Filing Party of a written opinion of a nationally recognized law or accounting firm chosen by the parties substantially to the effect that the non-Filing Party's position with respect to such deficiency, claim, or adjustment should be upheld on appeal; and (ii) with respect to any Sole Responsibility Item for which the non-Filing Party's responsibility under this Agreement could exceed two hundred and fifty thousand dollars ($250,000), upon delivery to the Filing Party of a written opinion of a nationally recognized law or accounting firm chosen by the parties substantially to the effect that the non-Filing Party's position with respect to such deficiency, claim, or adjustment is more likely than not to be upheld on appeal. The Filing Party and the non-Filing Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. The Filing Party shall not settle any Audit they control concerning a Tax Item of an Interim Period on a basis that would materially adversely affect the non-Filing Party without obtaining such non-Filing Party's consent, which consent shall not be unreasonably withheld if failure to consent would adversely affect the Filing Party.

     8.03. Notice. Within ten (10) days after a party receives a written notice from a Taxing Authority of a proposed adjustment to a Tax Item that would reasonably be expected to give rise to an indemnification obligation or other liability (including a liability for Tax) under this Agreement, such party shall notify the other party of such proposed adjustment, and thereafter shall promptly forward to the other party copies of notices and material communications with any Taxing Authority relating to such proposed adjustment; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Agreement except to the extent that such indemnifying party is materially prejudiced by such failure.

     8.04. Control of Distribution Tax Proceedings.

          (a) Subject to the provisions of Section 8.04(b) of this Agreement, Deluxe shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Deluxe, any Deluxe Affiliate, eFunds, and any eFunds Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. Deluxe's rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

          (b) Notwithstanding the provisions of Section 8.04(a) of this Agreement, eFunds shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Deluxe, any Deluxe Affiliate, eFunds, and any eFunds Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit, if it (i) acknowledges in writing that it has sole liability for any Distribution Taxes that might arise in such Audit,
     (ii) demonstrates to the satisfaction of Deluxe by clear and convincing evidence that it has the financial ability to discharge all liabilities arising from or related to any Distribution Taxes that may arise in such Audit, and (iii) acknowledges in writing that it will forego any right to challenge their liability under this Agreement for such Distribution Taxes.

          (c) If Deluxe and eFunds are unable to agree as to who would have liability for Distribution Taxes as a result of an Audit relating to Distribution Taxes, then Deluxe shall permit eFunds to jointly defend any such Audit.

Section 9. Miscellaneous Provisions.

     9.01. Effectiveness. This Agreement shall be effective as of April 1, 2000.

     9.02. Cooperation and Exchange of Information.

          (a) Cooperation. eFunds and Deluxe shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement. Such cooperation shall include, without limitation:

               (i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

               (ii) the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the Deluxe Group or the eFunds Group, including certification, to the best of a party's knowledge, of the accuracy and completeness of the information it has supplied; and

               (iii) the use of the party's best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

          (b) Failure to Perform. If a party fails to comply with any of its obligations set forth in Section 9.02(a) of this Agreement upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party shall be liable in full for such additional Taxes.

          (c) Retention of Records. A party intending to dispose of documentation of Deluxe (or any Deluxe Affiliate) or eFunds (or any eFunds Affiliate), including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of the documenta tion described in the notice at its expense during the succeeding sixty (60) day period.

     9.03. Dispute Resolution. In the event that Deluxe and eFunds disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Deluxe and eFunds shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the "Independent Firm"), to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 9.03, the Owing Party must either (i) first pay to the Owed Party, or place in an escrow reasonably satisfactory to the Owed Party pending resolution of such dispute, an amount equal to the payment which is the subject of such dispute, or (ii) deliver to the Owed Party a written opinion of a nationally recognized law or accounting firm chosen by the parties substan tially to the effect that with respect to such dispute the Owing Party is more likely than not to prevail in its entirety in the dispute resolution proceeding. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, Deluxe and eFunds shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Deluxe and eFunds; provided, however, that the Independent Firm shall be entitled, in its sole discretion, to allocate such fees and expenses otherwise between the parties. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 9.03 shall not be applicable to any disagreement between Deluxe and eFunds relating to Distribution Taxes.

     9.04. Notices. Any notice, request, instruction or other document to be given or delivered under this Agreement by any party to another party shall be in writing and shall be deemed to have been duly given or delivered when (1) delivered in person or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent in accordance with clause (2) below, (2) deposited in the United States mail, postage prepaid and sent certified mail, return receipt requested or (3) delivered to Federal Express or similar service for overnight delivery to the address of the party set forth below:

          If to Deluxe or any Deluxe Affiliate to:

               Deluxe Corporation
               3680 Victoria Street North
               Shoreview, Minnesota  55126
               Attention:  General Counsel
               Facsimile:  (651) 787-2749

          with a copy to:

               Deluxe Corporation
               3680 Victoria Street North
               Shoreview, Minnesota  55126
               Attention:  Director of Corporate Tax
               Facsimile:  (651) 787-1566

          If to eFunds or any eFunds Affiliate to:

               eFunds Corporation
               c/o Deluxe Corporation
               3680 Victoria Street North
               Shoreview, Minnesota  55126
               Attention:  General Counsel
               Facsimile:  (651) 787-2749

          with a copy to:

               eFunds Corporation
               400 West Deluxe Parkway
               P.O. Box 12536
               Milwaukee, Wisconsin  53212
               Attention:  Chief Financial Officer
               Facsimile:  (414) 341-5075

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other document is to be delivered.

     9.05. Changes in Law.

          (a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

          (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

     9.06. Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party, (2) later lawfully acquired from other sources not known to be under a duty of confidentiality by the party to which it was furnished, or (3) independently developed), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     9.07. Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

     9.08. Affiliates. Deluxe shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Deluxe Affiliate, and eFunds shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any eFunds Affiliate; provided, however, that (1) if it is contemplated that an eFunds Affiliate may cease to be an eFunds Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the eFunds Group to the shareholders of eFunds then eFunds may request in writing no later than thirty (30) days prior to such cessation that Deluxe execute a release of such eFunds Affiliate from its obligations under this Agreement effective as of such transfer and Deluxe shall promptly execute and deliver such release to eFunds provided that eFunds shall have confirmed in writing its obligations and the obligations of its remaining eFunds Affiliates with respect to their own obligations and those of the departing eFunds Affiliate and that such departing eFunds Affiliate shall have executed a release of any rights it may have against Deluxe or any Deluxe Affiliate by reason of this Agreement, and
(2) if it is contemplated that a Deluxe Affiliate may cease to be a Deluxe Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distrib uted outside of the Deluxe Group to the shareholders of Deluxe then Deluxe may request in writing no later than thirty
(30) days prior to such cessation that eFunds execute a release of such Deluxe Affiliate from its obligations under this Agreement effective as of such transfer and eFunds shall promptly execute and deliver such release to Deluxe provided that Deluxe shall have confirmed in writing its obligations and the obligations of its remaining Deluxe Affiliates with respect to their own obligations and the obligations of the departing Deluxe Affiliate and that such departing Deluxe Affiliate shall have executed a release of any rights it may have against eFunds or any eFunds Affiliate by reason of this Agreement. The requested party hereunder shall not unreasonably withhold the provision of any such release.

     9.09. Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

     9.10. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between Deluxe (or any Deluxe Affiliate) and eFunds (or any eFunds Affiliate) and such prior tax sharing agreements shall have no further force and effect.

     9.11. Applicable Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to laws and principles relating to conflicts of law.

     9.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     9.13. Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

     9.14. No Third Party Beneficiaries. This Agreement is solely for the benefit of Deluxe, the Deluxe Affiliates, eFunds and the eFunds Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

     9.15. Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     9.16. Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

     9.17. Other Remedies. eFunds recognizes that (1) any act, failure to act, or omission specified in Section 4.01(b)(i)-(ii) of this Agreement of or by eFunds or any eFunds Affiliate or (2) the occurrence of any event specified in
Section 4.01(b)(iii)-(iv) of this Agreement, may result in Distribution Taxes which could cause irreparable harm to Deluxe, Deluxe Affiliates and their stockholders, and that such persons may be inadequately compensated by monetary damages for such act, failure to act, omission, or event. Accordingly, neither eFunds nor any eFunds Affiliate shall permit (1) any act, failure to act, or omission specified in Section 4.01(b)(i)-(ii) of this Agreement or (2) the occurrence of any event specified in Section 4.01(b)(iii)-(iv) of this Agreement, that could be reasonably foreseeable to result in any Distribu tion Taxes, and Deluxe and each Deluxe Affiliate shall be entitled to injunctive relief, in addition to all other remedies, in order to prevent any such act, failure to act, omission, or occurrence.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer on ____________, 2000, but effective as of the date first above written.

                                   DELUXE CORPORATION
                                   on behalf of itself and the Deluxe Affiliates


                                   By
                                     -------------------------------------------
                                   Name:
                                   Title:



                                   EFUNDS CORPORATION
                                   on behalf of itself and the eFunds Affiliates


                                   By
                                     -------------------------------------------
                                   Name:
                                   Title:

                                                                Schedule 2.05(a)



                                  TAX SERVICES


                       DESCRIPTION                                                TIMING                              AMOUNT
                       -----------                                                ------                              ------
Federal Income Tax Compliance Services                                            Monthly                              4,000
International Tax Compliance Services                                             Monthly                              6,000
State and Local Income & Franchise Tax Compliance Services                        Monthly                              4,000
State and Local Sales & Use, Property Tax Compliance Services                     Monthly                              2,500
Other Compliance Services (escheat, licenses, excise, etc.)                       Monthly                                500

Federal Audit Management Services                                                 Monthly                              3,500
State and Local Income & Franchise Tax Audit Mgmt Services                        Monthly                              1,000
State and Local Sales & Use, Property Tax Audit Mgmt Services                     Monthly                              1,000

Federal Tax Planning & Consulting Services                                        Monthly                              4,000
International Tax Planning and Consulting Services                                Monthly                              6,000
State and Local Income & Franchise Tax Planning and Consulting Services           Monthly                              2,000
State and Local Sales & Use, Property Tax Planning and Consulting Services        Monthly                              2,000
Other Tax & Business Planning Services                                            Monthly                              1,000

Special Tax Services - Merger, Acquisition & Divestiture Tax Planning           As requested            Additional as negotiated
Special Tax Services - Compensation and Payroll Tax Consulting                  As requested            Additional as negotiated
Special Tax Services - Other                                                    As requested            Additional as negotiated

Overhead / Facility                                                               Monthly                                  0

                                                                                                        ---------------------
                                                                                                                      37,500
                                                                                                        =====================